Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS 2007 THIRD QUARTER, NINE MONTHS RESULTS

THIRD QUARTER EARNINGS PER SHAREFROM CONTINUING OPERATIONSUP 46.2%
OVER YEAR-AGO QUARTER

BLOOMFIELD, Connecticut (November 1, 2007) – Kaman Corp. (NASDAQ-GM:KAMN) today reported financial results for the third quarter and nine months ended September 28, 2007.

On October 29, 2007, the company announced that it has signed a definitive agreement to sell 100 percent of the stock of its wholly owned subsidiary, Kaman Music Corporation, to Fender Musical Instruments Corporation for approximately $117 million in cash, subject to specified post closing purchase price adjustments.  Closing is targeted to occur prior to January 1, 2008, subject to the satisfaction of customary closing conditions, including termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  Kaman Music comprises the company’s entire Music segment, and the segment has been reclassified as discontinued operations in all periods in the report that follows.

Net earnings from continuing operations for the third quarter of 2007 were $9.4 million, or $0.38 per share diluted, an increase of 47.7% for net earnings and 46.2% for earnings per share diluted over the $6.4 million, or $0.26 per share diluted, reported for the third quarter of 2006. The third quarter results for 2007 and 2006 include $0.8 million and $2.5 million, respectively, in pretax charges for the company’s SH-2G(A) helicopter program for Australia.  Including discontinued operations, net earnings for the third quarter of 2007 were $11.7 million, or $0.47 per share diluted, increases of 34.3% and 30.6%, respectively over the $8.7 million, or $0.36 per share diluted, reported for the third quarter of 2006. Net sales from continuing operations for the third quarter of 2007 were $274.9 million, an increase of 9.0% over the $252.1 million reported for the third quarter of 2006.

For the first nine months of 2007 the company reported net earnings from continuing operations of $27.5 million, or $1.11 per share diluted, increases of 53.6% and 50.0%, respectively, compared to net earnings from continuing operations of  $17.9 million, or $0.74 per share diluted, in the first nine months of 2006. The 2007 and 2006 first nine months results include $5.6 million and $7.8 million, respectively, in pretax charges for the Australia program.  Including discontinued operations, net earnings were $31.9 million, or $1.28 per share diluted, increases of 43.9% and 40.7%, respectively, compared to net earnings of $22.1 million, or $0.91 per share diluted, in the first nine months of 2006. Net sales from continuing operations for the first nine months of 2007 were $813.8 million, an increase of 9.8% over the $741.2 million reported for the first nine months of 2006.

Paul R. Kuhn, Chairman and Chief Executive Officer, said: “We are pleased with our performance in the third quarter of 2007, with our aerospace businesses continuing to drive increases in sales and operating income.  While our Aerostructures segment had a challenging period due to the ramp-up of certain programs, we benefitted from the breadth of our presence in the aerospace market, as this issue was more than offset by strong performance within our Specialty Bearings and Helicopter segments.  We also made good progress in the start-up phases of two new national accounts within our Industrial Distribution segment, and we expect to see these contribute more meaningfully to our results going forward.”

Mr Kuhn concluded, “The third quarter also saw Kaman achieve a number of significant milestones.  We announced Neal J. Keating as my successor.  With his extensive experience in both the aerospace and distribution industries, Neal is ideally positioned to lead Kaman into the future.  In addition, we increased our quarterly dividend rate by 12 percent, which reflects on our financial position, commitment to enhancing shareholder value and our confidence in our future prospects.  Finally, we found a new home for Kaman Music, which will further enhance our financial strength and allow management to focus on opportunities in our aerospace and industrial distribution segments.  Overall, we believe we are well positioned for future success in our targeted markets.”

“Kaman Reports 2007 Third Quarter, Nine Months Results”
November 1, 2007

Segment reports follow:

Aerostructures segment operating income for the third quarter of 2007 was $1.6 million, compared to $3.5 million for the third quarter of 2006.  Segment sales were $25.7 million in the third quarter of 2007, compared to $21.5 million for the third quarter of 2006.  The sales increase was primarily due to higher production levels and increased shipments to Sikorsky for the BLACK HAWK helicopter program and increased shipments to Boeing for the 777 program.  The decrease in operating income for the third quarter of 2007 was primarily due to certain adverse adjustments relating to an increase in manpower, production inefficiencies and excess inventory amounts at the Wichita facility as a result of the ramp up of several new programs, which is proceeding more slowly than originally anticipated.  Segment operating income for the first nine months of 2007 was $9.9 million, compared to $7.8 million for the first nine months of 2006.  Segment sales were $74.2 million in the first nine months of 2007, compared to $55.4 million for the first nine months of 2006.

Fuzing segment operating income for the third quarter of 2007 was $2.7 million, compared to $2.5 million in the third quarter of 2006.  Segment sales were $22.1 million for the third quarter of 2007, compared to $22.3 million in the third quarter of 2006.  The segment continued to make progress on production improvements and enhancements of the JPF fuze system, yet remains subject to periodic production interruptions, including during the third quarter of 2007.  Segment operating income for the first nine months of 2007 was $9.2 million, compared to $6.9 million for the first nine months of 2006.  Segment sales were $64.6 million in the first nine months of 2007, compared to $56.0 million in the first nine months of 2006.

Helicopters segment operating income for the third quarter of 2007 was $2.3 million (including a $768 thousand pretax charge for the Australia helicopter program), compared to a loss of $1.1 million (including a $2.5 million pretax charge for the Australia program) for the third quarter of 2006.  Segment sales were $18.2 million for the third quarter of 2007 compared to $15.4 million for the third quarter of 2006.  The higher sales for the third quarter of 2007 were a result of a greater volume of work on the depot level maintenance and upgrade program for the Egyptian SH-2G(E) aircraft and the Sikorsky BLACK HAWK helicopter program involving fuselage joining and installation tasks and the production of certain mechanical subassemblies.  Segment operating income for the first nine months of 2007 was $1.0 million (including $5.6 million in pretax charges for the Australia program), compared to a loss of $4.3 million (including $7.8 million in pretax charges for the Australia program) in the first nine months of 2006.  Segment sales were $54.7 million in the first nine months of 2007, compared to $42.1 million for the first nine months of 2006.

Specialty Bearings segment operating income for the third quarter of 2007 was $10.9 million, compared to $7.0 million in the third quarter of 2006.  Segment sales were $30.7 million in the third quarter of 2007, compared to $26.2 million in the third quarter of 2006.  The increase in sales was primarily attributed to higher shipments of our bearing product lines, specifically to customers principally in the military and regional jet markets.  Backlogs reached a record level in the quarter.  The segment continues to develop new customers and applications and, with the recent facilities expansion complete, capacity is in place to meet demand and ensure that shorter lead times for the customer remain a competitive advantage.   Segment operating income for the first nine months of 2007 was $31.6 million, compared to $22.1 million for the first nine months of 2006.  Segment sales were $94.2 million for the first nine months of 2007, compared to $79.8 million for the first nine months of 2006.

Collectively, the four Aerospace Segments generated operating income for the third quarter of 2007 of $17.5 million, compared to $11.8 million for the third quarter of 2006; and sales of $96.8 million and $85.3 million, respectively for the same periods. First nine months operating income for the four Aerospace Segments, collectively, was $51.7 million for 2007, compared to $32.5 million in 2006, while sales were $287.7 million and $233.4 million, respectively, for the same periods.

Industrial Distribution segment operating income for the third quarter of 2007 was $9.0 million, compared to $8.6 million in the third quarter of 2006.  Segment sales were $178.1 million in the third quarter of 2007, compared to $166.7 million in the third quarter of 2006.  The increase in net sales in the third quarter of 2007 was primarily driven by greater sales volume in certain customer industries including mining, oil exploration and electrical power generation as well as the ramp up of several new large national accounts, partially offset by a decrease in net sales specifically related to original equipment manufacturers (OEM) and the building materials industry.  The increase in operating income during the third quarter of 2007 was due to increased sales volume and enhanced cost control, partially offset by initial start-up costs to support new national account contract awards.  Segment operating income for the first nine months of 2007 was $26.0 million, compared to $28.7 million in the first nine months of 2006.  Segment sales were $526.1 million in the first nine months of 2007, compared to $507.8 million in the first nine months of 2006.

“Kaman Reports 2007 Third Quarter, Nine Months Results”
November 1, 2007

Discontinued Operations:  Music segment operating results are reported as discontinued operations for all periods presented.  Operating income was $3.7 million for the third quarter of 2007, compared to $3.8 million in the third quarter of 2006, while sales were $57.1 million compared to $55.5 million for the same periods.  For the first nine months of 2007 operating income was $6.9 million, compared to $6.7 million for the first nine months of 2006, while sales were $155.4 million compared to $156.0 million for the same periods.  A gain associated with the sale of the Music segment will be recognized when the transaction closes.

Please see the MD&A section of the company’s SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on the quarter’s financial results and various company programs.

A conference call to discuss this report has been scheduled for tomorrow, November 2, 2007 at 11:00 AM ET.  Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com.  In its discussion, management will include certain non-GAAP measures related to company performance.  A reconciliation of this information to GAAP will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Forward-Looking Statements
This release may contain forward-looking information relating to the company's business and prospects, including the Aerospace, Industrial Distribution and Music businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly defense, commercial aviation, industrial production and the consumer market for music products; 5) risks associated with successful implementation and ramp up of significant new programs; 6) satisfactory completion of the Australian SH-2G(A) program, including negotiation of payment and performance terms for the balance of the program as well as any additional work scope requested by the Commonwealth; 7) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 8)  the University of Arizona’s continued failure to succeed in its appeals efforts to overturn the jury verdict that rejected the University's breach of contract claim against  the company;  9) satisfactory resolution of (i) the company’s contract dispute with the U.S. Army procurement agency relating to the FMU-143 program and (ii) the 2005 DCIS investigation of that program; 10) satisfactory results of negotiations with NAVAIR concerning purchase of the company's leased facility in Bloomfield, Conn.; 11) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory; 12) cost growth in connection with environmental remediation activities at the Moosup facility and such potential activities at the Bloomfield facility; 13) whether and when Kaman's music business is sold on the terms set forth in an agreement entered into as of October 27, 2007; 14) profitable integration of acquired businesses into the company's operations; 15) changes in supplier sales or vendor incentive policies; 16) the effect of price increases or decreases; 17) pension plan assumptions and future contributions; 18) future levels of indebtedness and capital expenditures; 19) continued availability of raw materials in adequate supplies; 20) the effects of currency exchange rates and foreign competition on future operations; 21) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; and 22) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this report should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.

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Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
Russell.Jones@kaman.com

“Kaman Reports 2007 Third quarter, Nine months Results”
November 1, 2007

A summary of segment information follows:
Summary of Segment Information
(In thousands)
	For the Three Months Ended		For the Nine Months Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Net sales:
Aerostructures	$25,713	$21,450	$74,214	$55,422
Fuzing	22,104	22,310	64,566	55,986
Helicopters	18,220	15,425	54,703	42,140
Specialty Bearings	30,729	26,158	94,179	79,829
Subtotal Aerospace Segments	96,766	85,343	287,662	233,377
Industrial Distribution	178,090	166,746	526,106	507,799
Net sales from continuing operations	274,856	252,089	813,768	741,176
Discontinued operations	57,066	55,521	155,425	156,038
Total net sales	$331,922	$307,610	$969,193	$897,214

Operating income (loss):
Aerostructures	$1,631	$3,457	$9,862	$7,821
Fuzing	2,687	2,450	9,232	6,877
Helicopters	2,283	(1,073)	1,014	(4,299)
Specialty Bearings	10,859	6,975	31,622	22,074
Subtotal Aerospace Segments	17,460	11,809	51,730	32,473
Industrial Distribution	9,045	8,590	26,043	28,663
Net gain (loss) on sale of assets	1	(92)	15	(40)
Corporate expense (1)	(9,498)	(7,868)	(28,997)	(25,917)
Operating income from continuing operations	17,008	12,439	48,791	35,179
Discontinued operations	3,694	3,781	6,918	6,684
Total operating income	20,702	16,220	55,709	41,863
Interest expense, net	(1,638)	(1,648)	(4,782)	(4,536)
Other income (expense), net	(82)	(164)	(299)	(723)
Earnings before income taxes	$18,982	$14,408	$50,628	$36,604

(1) “Corporate expense” increased for the quarter and nine months ended September 28, 2007 compared to the same periods of 2006, as shown below:

	For the Three Months Ended		For the Nine Months Ended

(In thousands)	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006

Corporate expenses before breakout items	$(6,736)	$(5,558)	$(19,496)	$(18,598)

Breakout items:
Stock appreciation rights	(252)	10	(1,237)	(485)
Stock option expense	(754)	(283)	(1,297)	(860)
Pension expense	(96)	(869)	(289)	(2,608)
Supplemental employees' retirement plan	(1,504)	(1,349)	(4,511)	(4,049)
Group insurance	(156)	181	(2,167)	232
Legal - recapitalization	-	-	-	451
Corporate expense - total	$(9,498)	$(7,868)	$(28,997)	$(25,917)

“Kaman Reports 2007 Third quarter, Nine months Results”
November 1, 2007

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006

Net sales	$274,856	$252,089	$813,768	$741,176

Cost of sales	198,399	183,568	587,566	538,496
Selling, general and administrative expense	59,450	55,990	177,426	167,461
Net (gain)/loss on sale of assets	(1)	92	(15)	40
	257,848	239,650	764,977	705,997
Operating income from continuing operations	17,008	12,439	48,791	35,179

Interest expense, net	1,672	1,665	4,872	4,582
Other expense, net	75	164	291	724

Earnings from continuing operations before income taxes	15,261	10,610	43,628	29,873
Income tax expense	(5,824)	(4,219)	(16,111)	(11,963)
Net earnings from continuing operations	9,437	6,391	27,517	17,910

Earnings from discontinued operations before income taxes	3,721	3,798	7,000	6,731
Income tax expense	(1,421)	(1,451)	(2,646)	(2,497)
Net earnings from discontinued operations	2,300	2,347	4,354	4,234

Net earnings	$11,737	$8,738	$31,871	$22,144

Net earnings per share:
Basic net earnings per share from continuing operations	0.39	0.26	1.13	0.74
Basic net earnings per share from discontinued operations	0.09	0.10	0.18	0.18
Basic net earnings per share	$0.48	$0.36	$1.31	$0.92

Diluted net earnings per share from continuing operations	0.38	0.26	1.11	0.74
Diluted net earnings per share from discontinued operations	0.09	0.10	0.17	0.17
Diluted net earnings per share	$0.47	$0.36	$1.28	$0.91

Average shares outstanding:
Basic	24,438	24,067	24,288	24,012
Diluted	25,336	24,794	25,217	24,854

Dividends declared per share	$0.140	$0.125	$0.39	$0.375

“Kaman Reports 2007 Third quarter, Nine months Results”
November 1, 2007

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	September 28, 2007	December 31, 2006

Assets:
Current assets:
Cash and cash equivalents	$14,484	$12,720
Accounts receivable, net	179,891	163,163
Inventories	203,206	188,869
Deferred income taxes	28,297	24,687
Other current assets	19,025	16,385
Assets held for sale	114,792	107,407
Total current assets	559,695	513,231

Net property, plant & equipment	52,112	49,954
Goodwill	44,082	42,211
Other intangible assets, net	309	285
Deferred income taxes	17,097	16,797
Other assets, net	9,621	7,935
	$682,916	$630,413

Liabilities and Shareholders' Equity:
Current liabilities:
Notes payable	$1,997	$-
Current portion of long-term debt	-	1,551
Accounts payable - trade	79,682	77,263
Accrued salaries and wages	20,857	23,955
Accrued pension costs	14,012	2,862
Accrued contract losses	9,928	11,542
Advances on contracts	9,612	10,215
Other accruals and payables	37,364	39,649
Income taxes payable	-	8,787
Liabilities held for sale	23,317	23,302
Total current liabilities	196,769	199,126

Long-term debt, excl. current portion	97,943	72,872
Other long-term liabilities	56,144	61,854
Commitments and contingencies
Shareholders' equity	332,060	296,561
	$682,916	$630,413